Exhibit 99.3

Execution Version

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 14, 2021, by and among The Progressive Corporation, an Ohio corporation (“Parent”), Protective Insurance Corporation (the “Company”), and the persons set forth on Schedule I hereto (the “Shareholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Company, Parent and Carnation Merger Sub Inc., an Indiana corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, each outstanding share of Class A common stock (the “Class A Shares”) and Class B common stock (the “Class B Shares” and together with the Class A Shares, the “Company Shares”) will be converted into the right to receive the Merger Consideration, as specified in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the Beneficial Owner of the Class A Shares set forth opposite such Shareholder’s name on Exhibit A hereto (the “Existing Shareholder Shares”);

WHEREAS, the consummation of the Merger requires receipt of the Company Required Vote;

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that each Shareholder agree, and each Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shareholder Shares; and

WHEREAS, the Company Board of Directors, acting upon the unanimous recommendation of the Special Committee of the Company Board of Directors, has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to, advisable and in the best interest of the Company and its Class A and Class B shareholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated thereby and (iii) declared the advisability of the Merger Agreement, the Merger and the other transactions contemplated thereby and recommended the adoption by the holders of the Class A Shares of the Merger Agreement, the Merger and the other transactions contemplated thereby, understanding that the execution and delivery of this Agreement by the Shareholders is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.01       Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement in effect on the date hereof. The following capitalized terms, as used in this Agreement, shall have the following meanings:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes hereof, the Company and its Subsidiaries shall be deemed not to be Affiliates of a Shareholder.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“Covered Shareholder Shares” means, with respect to each Shareholder, such Shareholder’s Existing Shareholder Shares, (a) together with any Class A Shares or other voting capital stock of the Company (and any Class A Shares or other voting capital stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date convertible into or exercisable or exchangeable for Class A Shares or other voting capital stock of the Company) as to which such Shareholder has or acquires Beneficial Ownership on or after the date hereof, and (b) less any Class A Shares disposed of by such Shareholder pursuant to a Permitted Transfer.

“Encumbrance” means any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or hypothecation. The term “Encumber” shall have a correlative meaning.

“Expiration Date” means the date on which the Merger Agreement is terminated in accordance with its terms.

“Permitted Transfer” means (a) a Transfer pursuant to Section 4.02(b), (b) a Transfer of Covered Shareholder Shares by a Shareholder to any of its controlled Affiliates,(c) a Transfer of Covered Shareholder Shares by a Shareholder to any other Person to whom Parent has consented in advance in writing, (d) a Transfer by will or other testamentary document or by the laws of descent and distribution upon the death of a Shareholder, or (e) for estate planning purposes, provided that (i) in the case of clause (b) such Affiliate shall remain a controlled Affiliate of such Shareholder at all times following such Transfer and (ii) in the case of clauses (b), (c) and (e), prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of such Shareholder’s obligations hereunder in respect of the Covered Shareholder Shares subject to such Transfer and to be bound by the terms of this Agreement with respect to such Covered Shareholder Shares to the same extent as such Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of itself and the Covered Shareholder Shares as such Shareholder shall have made hereunder, and such Shareholder will be responsible for any breach by the transferee of such agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, Encumber or similarly dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option, derivative transaction or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.01       Agreement To Vote.

(a)         Each Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Shareholders Meeting and at any other meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, each Shareholder shall, in each case to the fullest extent that the Covered Shareholder Shares are entitled to vote thereon or consent thereto:

(i)          appear at each such meeting or otherwise cause the Covered Shareholder Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)          vote (or cause to be voted), in person or by proxy, all of the Covered Shareholder Shares: (A) in favor of (1) the adoption of the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement and (2) any action reasonably requested by Parent or the Company Board of Directors in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone the Company Shareholders Meeting to the extent necessary if as of the time for which the Company Shareholders Meeting is scheduled, there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or to constitute the Company Required Vote or such adjournment or postponement is otherwise permitted pursuant to the Merger Agreement; (B) against any action or agreement that would reasonably be expected to (i) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of a Shareholder contained in this Agreement, (ii) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being satisfied, or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement; and (C) against any Takeover Proposal (other than the Merger and the transactions contemplated by the Merger Agreement) or Superior Proposal; provided, that, in the event that the Company Board of Directors makes an Adverse Recommendation Change pursuant to and in compliance with Section 6.06 of the Merger Agreement, to the extent that the Shareholders own more than 35.3% of the aggregate amount of outstanding Class A Shares (such excess Class A Shares, the “Excess Class A Shares”), the Shareholder shall vote (or cause to be voted), in person or by proxy, all of the Excess Class A Shares in the same relative proportions as the number of Class A Shares owned by holders of Class A Shares other than the Shareholders (the “Unaffiliated Shareholders”) that are voted in favor of the adoption of the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement bears to the total number of Class A Shares owned by the Unaffiliated Shareholders.

(b)         Each Shareholder hereby (i) waives, and agrees not to exercise or assert, any appraisal or similar rights in connection with the Merger and (ii) agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, including the Merger, or (2) alleging a breach of any fiduciary duty of the Company Board of Directors or any committee thereof or any officer of the Company in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

(c)         Notwithstanding the foregoing, nothing in this Section 2.01 shall be construed as giving Parent any direct or indirect ability to exercise or direct the exercise of any voting power with respect to the Covered Shareholder Shares in an election of directors of the Company.

(d)         Each Shareholder acknowledges and agrees that the consideration payable to such Shareholder pursuant to the Merger Agreement with respect to the Company Shares that it Beneficially Owns shall be as set forth in the Merger Agreement.

(e)         The obligations of each Shareholder specified in this Section 2.01 shall apply whether or not the Merger or any action described above is recommended by the Company Board of Directors (or any committee thereof).

Section 2.02       No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that, except for this Agreement, neither such Shareholder nor any of its Affiliates has (a) entered into, or shall enter into at any time while the Merger Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shareholder Shares (other than pursuant to Section 5.5 of the Amended and Restated Stockholder Support and Contingent Sale Agreement, dated August 17, 2020 (the “A&R SSCSA”)), (b) granted, or shall grant at any time while the Merger Agreement remains in effect, a proxy, consent or power of attorney with respect to the Covered Shareholder Shares (except has been granted pursuant to Section 5.5 of the A&R SSCSA pursuant to Section 2.03 or may be granted pursuant to any irrevocable proxy card in form and substance reasonably satisfactory to Parent delivered to the Company directing that the Covered Shareholder Shares be voted in accordance with Section 2.01) or (c) taken or shall knowingly take any action that would have the effect of making any representation or warranty of such Shareholder contained herein untrue or incorrect or preventing or disabling such Shareholder from performing any of its obligations under this Agreement; provided, however, that this Section 2.02 shall not preclude such Shareholder from Transferring Covered Shareholder Shares pursuant to a Permitted Transfer in compliance with Section 4.02. Each Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder or any of its Affiliates prior to the execution of this Agreement in respect of the voting of the Covered Shareholder Shares, if any, are not irrevocable and such Shareholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Covered Shareholder Shares (other than pursuant to Section 5.5 of the A&R SSCSA). Any attempt by any Shareholder to vote, consent to, express dissent with respect to or abstain with respect to (or otherwise to utilize the voting power of) the Covered Shareholder Shares in contravention of this Section 2.02 shall be null and void ab initio.

Section 2.03       Proxy. Each Shareholder hereby irrevocably appoints, and at the request of Parent will cause its Affiliates to irrevocably appoint, as its and their proxy and attorney-in-fact, Parent and any Person designated in writing by Parent, and each of them individually, with full power of substitution and resubstitution, to vote the Covered Shareholder Shares in accordance with Section 2.01 at the Company Shareholders Meeting and at any annual or special meetings of shareholders of the Company (or adjournments or postponements thereof) prior to the termination of this Agreement in accordance with Section 5.01 at which any of the matters described in Section 2.01 is to be considered; provided, however, that such Shareholder’s (and any such Affiliates’) grant of the proxy contemplated by this Section 2.03 shall be effective if, and only if, such Shareholder (or such Affiliate, as applicable) has not delivered to the Secretary of the Company at least ten (10) Business Days prior to the meeting at which any of the matters described in Section 2.01 is to be considered a duly executed irrevocable proxy card in form and substance reasonably acceptable to Parent (provided that sensitive information such as account numbers may be redacted from the proxy card provided to Parent) directing that the Covered Shareholder Shares be voted in accordance with Section 2.01. This proxy (and any proxy granted by an Affiliate of a Shareholder will be), if it becomes effective, is (or will be, as applicable) coupled with an interest, is (or will be, as applicable) given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the termination of this Agreement in accordance with Section 5.01, at which time any such proxy shall terminate. Each Shareholder (solely in its capacity as such) shall take such further actions or execute such other instruments (and shall cause its Affiliates to do so) as may be reasonably necessary to effectuate the intent of this Section 2.03. Parent may terminate this proxy with respect to a Shareholder (or any Affiliates) at any time at its sole election by written notice provided to such Shareholder with respect to the subject matter of this Agreement or the Merger Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Shareholder hereby represents and warrants to Parent as follows:

Section 3.01       Authorization; Validity of Agreement. Such Shareholder (if not a natural person) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Shareholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by Parent constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.02       Ownership. Unless Transferred pursuant to a Permitted Transfer, (a) the Existing Shareholder Shares are, and all of the Covered Shareholder Shares during the term of this Agreement will be, Beneficially Owned by such Shareholder or owned of record by such Shareholder and (b) such Shareholder has good and valid title to the Existing Shareholder Shares, free and clear of any Encumbrances other than pursuant to this Agreement or under applicable federal or state securities or insurance laws. As of the date hereof, the Existing Shareholder Shares constitute all of the Class A Shares Beneficially Owned or owned of record by such Shareholder. Unless Transferred pursuant to a Permitted Transfer, such Shareholder has and will have at all times during the term of this Agreement sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Existing Shareholder Shares and with respect to all of the Covered Shareholder Shares at all times during the term of this Agreement (other than any shared voting or dispositive power with another Shareholder that is a party hereto and is disclosed in the Schedule 13D/A filed by the Shareholders with the SEC on January 19, 2021, but without limiting such Shareholder’s other representations and warranties set forth herein). To the extent any Shareholder has shared voting or dispositive power over any Existing Shareholder Shares that are not set forth opposite such Shareholder’s name on Exhibit A hereto, such Shareholder shall take all action necessary to permit the applicable Shareholder whose name is set forth opposite such Existing Shareholder Shares on Exhibit A to comply with its obligations under this Agreement and will take no action that would prevent, impair or delay such compliance.

Section 3.03       No Violation. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (a) conflict with or violate any applicable Law (subject to compliance with the matters referenced in Section 3.04) or any certificate or articles of incorporation, as applicable, bylaws, partnership or operating agreement, trust agreement or other equivalent organizational documents of such Shareholder, or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of such Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, trust agreement, deed of trust, license, lease, agreement or other instrument or obligation to which such Shareholder is a party, or by which it or any of its properties or assets may be bound (subject in the case of this clause (b) only to compliance with the covenants set forth in Section 4.08 hereof). Without limiting the foregoing, such Shareholder represents and warrants that it has complied with the terms of the A&R SSCSA (including, but not limited, Section 5.1(c) thereof) through the date hereof and prior to entry into this Agreement.

Section 3.04       Consents and Approvals. The execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of its obligations hereunder and the consummation of the transactions contemplated hereby will not, require such Shareholder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than any filing of any Schedule 13D/A with the SEC.

Section 3.05       Absence of Litigation. There is no Action pending or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder and/or any of its Affiliates before (or, in the case of threatened Actions, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to impair the ability of such Shareholder to perform its obligations hereunder or that, to such Shareholder’s knowledge, in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

Section 3.06       Adequate Information. Such Shareholder is a sophisticated holder with respect to the Covered Shareholder Shares and has adequate information concerning the transactions contemplated hereby or the other transactions contemplated by the Merger Agreement and the Merger and concerning the business and financial condition of the Company and Parent to make an informed decision regarding the matters referred to herein and has independently, without reliance upon the Company, Parent, any of their Affiliates or any of the respective Representatives of the foregoing, and based on such information as such Shareholder has deemed appropriate, made such Shareholder’s own analysis and decision to enter into this Agreement.

Section 3.07       Merger Agreement. Such Shareholder has received and reviewed a copy of this Agreement and the Merger Agreement, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands and accepts all of the provisions hereof and of the Merger Agreement, including that the consummation of the Merger is subject to the conditions set forth in the Merger Agreement, and as such there can be no assurance that the Merger will be consummated.

Section 3.08       Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company or any of their respective Subsidiaries in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

Section 3.09       Reliance by Parent. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder and the representations and warranties of such Shareholder contained herein. Such Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

Section 3.10       No Parent Representations and Warranties. Such Shareholder acknowledges and agrees that neither Parent nor any other Person is making or has made to Shareholder any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to such Shareholder or made available to such Shareholder in any form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby. Such Shareholder specifically disclaims that it is relying upon or has relied upon any such representations or warranties that may have been made by any Person and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE 4

OTHER COVENANTS

Section 4.01       Publicity. The Company, Parent and the Shareholders shall agree on the Schedule 13D/A to be filed by the Shareholders announcing the entering into of this Agreement and the transactions contemplated hereby. No Shareholder shall, and each Shareholder shall cause its Affiliates not to, make any public statement, or issue any press release or other written communications to be used in public distribution channels with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent and the Company, except to file any Schedule 13D/A to the extent required by applicable Law (and, to the extent applicable, shall reasonably in advance provide copies of any such filings to Parent and the Company and shall consider in good faith the comments of Parent and the Company).

Section 4.02       Prohibition On Transfers; Other Actions.

(a)         Until the termination of this Agreement in accordance with Section 5.01, each Shareholder agrees that it shall not Transfer any of the Covered Shareholder Shares, Beneficial Ownership thereof or any other interest therein (including any voting power with respect thereto) unless such Transfer is a Permitted Transfer. Each Shareholder agrees that it shall not, and shall not permit any Affiliate to, (i) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Shareholder’s representations, warranties, covenants and obligations under this Agreement or (ii) take any action that could restrict or otherwise affect such Shareholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio. Neither a Shareholder nor any of its Affiliates shall request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any of the Covered Shareholder Shares and each Shareholder hereby consents, and will cause its Affiliates to consent, to the entry of stop transfer instructions by the Company of any transfer of the Covered Shareholder Shares, unless such transfer is a Permitted Transfer.

(b)         Notwithstanding anything herein to the contrary, until the termination of this Agreement in accordance with Section 5.01, if, while a controlled Affiliate of a Shareholder (a “Controlled Affiliate”) holds any Covered Shareholder Shares as a result of a Permitted Transfer, such Controlled Affiliate would cease to be a controlled Affiliate in relation to such Shareholder, then such Shareholder shall, and shall cause such Controlled Affiliate to, take all actions necessary to Transfer all of the Covered Shareholder Shares held by such Person back to such Shareholder or to another Person that is a controlled Affiliate of such Shareholder prior to such Controlled Affiliate ceasing to be a controlled Affiliate in relation to such Shareholder.

(c)         Each Shareholder shall cause its Affiliates to be bound by the applicable terms of this Agreement as if they were parties hereto, including Section 2.01, Section 4.02, Section 4.04 and Section 4.06, and shall take the necessary steps to inform its Representatives of the obligations undertaken pursuant to this Agreement. Any violation of this Agreement by any of a Shareholder’s Affiliates or Representatives shall be deemed to be a violation by such Shareholder of this Agreement.

Section 4.03       Stock Dividends, Etc. In the event of any change in the Company Shares by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the terms “Existing Shareholder Shares” and “Covered Shareholder Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.04       No Solicitation.

(a)         From the date of this Agreement until the earlier of (i) the Effective Time and (ii) the date of the termination of the Merger Agreement, each Shareholder agrees that it shall not, and shall cause each of its Affiliates, and its and their respective Representatives not to, directly or indirectly (A) solicit, initiate or knowingly encourage the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any of the Company’s or its Subsidiaries’ confidential information with respect to, any Takeover Proposal, or (C) enter into any Takeover Proposal Documentation with respect to a Takeover Proposal. Notwithstanding the foregoing, if the Company Board of Directors has determined, after consultation with its financial advisor and outside counsel, that an unsolicited bona fide written Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, if the Company is participating in discussions and negotiations with, or furnishing information to the person making such Takeover Proposal pursuant to and in compliance with Section 6.06 of the Merger Agreement, then, notwithstanding clauses (A) and (B) above, such Shareholder, its Affiliates and their respective Representatives may also participate in discussions and negotiations with, and furnish information to, the person making such Takeover Proposal at the request and direction of the Special Committee of the Company Board of Directors. Each Shareholder and its Affiliates, and its and their respective Representatives, shall immediately cease and cause to be terminated all discussions or negotiations with any person conducted heretofore (other than with Parent) with respect to any Takeover Proposal, except to the extent any discussions or negotiations by and among the parties to the A&R SSCSA are required pursuant to the terms of such agreement as in effect as of the date hereof.

(b)         For the avoidance of doubt, for the purposes of this Section 4.04, any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of such Shareholder (other than such directors as are party to this Agreement or a trustee of a party to this Agreement).

Section 4.05       Notice Of Acquisitions. Each Shareholder agrees to notify each of Parent and the Company as promptly as practicable (and in any event within 24 hours after receipt) orally and in writing of the number of any additional Company Shares or other securities of the Company of which a Shareholder acquires Beneficial Ownership on or after the date hereof.

Section 4.06       Regulatory Cooperation.

(a)         In the event any Action by any Governmental Authority or other third party is commenced that questions the validity or legality of, or otherwise challenges, the transactions contemplated hereby, or seeks damages in connection herewith, the Shareholders shall reasonably cooperate with Parent and at Parent’s direction use reasonable best efforts to defend against such Action, and, if an injunction or other Order is issued in any such Action, use reasonable best efforts to have such injunction or other Order lifted or extinguished, and to cooperate reasonably with Parent and the Company regarding any other impediment to the consummation of the transactions contemplated hereby.

(b)         Each Shareholder hereby acknowledges that the Company, Parent and Merger Sub may publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and filings with any Governmental Authority, including Insurance Regulators, whose consent, approval, authorization or waiver is required to consummate the Merger, such Shareholder’s identity and ownership of the Covered Shareholder Shares and the nature of such Shareholder’s obligations under this Agreement.

Section 4.07       Terms of the Merger Agreement. Notwithstanding anything herein to the contrary, each Shareholder acknowledges and agrees that it has no rights under any provision of the Merger Agreement, except for such Shareholder’s rights on the terms and conditions set forth therein (a) to receive the Merger Consideration with respect to the Company Shares that it Beneficially Owns pursuant to the Merger Agreement and (b) as an express third-party beneficiary to enforce the provisions of Section 6.09 of the Merger Agreement to the extent such Shareholder is otherwise covered under such Section 6.09.

Section 4.08       Compliance with A&R SSCSA. Each Shareholder agrees that it will comply its obligations under Section 5.1(c) and Section 5.1(d) of the A&R SSCSA.

Section 4.09       Other Covenants. Each Shareholder agrees to comply with the covenants and obligations set forth on Schedule II.

ARTICLE 5

MISCELLANEOUS

Section 5.01       Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time, (b) the Expiration Date, (c) with respect to any Shareholder, the entry without the prior written consent of such Shareholder into any amendment, modification or waiver to the Merger Agreement that results in (x) a decrease in, or a change in the form of, the Merger Consideration payable to holders of the Company Common Shares or (y) an extension of the Outside Termination Date (other as provided by Section 2.02 or Section 8.01(f) of the Merger Agreement). Upon the termination of this Agreement, neither party hereto shall have any further obligations or liabilities hereunder; provided that neither the provisions of this Section 5.01 nor the termination of this Agreement shall (i) relieve any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, (ii) relieve any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement or (iii) if this Agreement terminates because the Effective Time has occurred, terminate the obligations under Section 4.01, Section 4.06(a), Section 4.06(b) or Article 5, in each case, except as such obligations specifically terminate in accordance with the terms of such Sections.

Section 5.02       No Agreement As Director or Officer. Notwithstanding any provision in this Agreement to the contrary, (a) nothing in this Agreement shall limit or restrict any officer, director or other Representative of a Shareholder in his or her capacity as a director or officer of the Company from acting in such capacity or voting in such capacity in such person’s sole discretion on any matter and (b) the taking of any actions (or any failures to act) by any officer, director or other Representative of a Shareholder in his or her capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement.

Section 5.03       No Group . Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 5.04       Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (a) when delivered personally by hand, (b) when sent by email (unless an automated response indicating a failure to be delivered is received) or (c) two (2) Business Days following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given to the other party pursuant to this provision):

(i)          if to Parent to:

The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143
Email: secretary@progressive.com
Attention: Chief Legal Officer

with a copy to (which shall not constitute notice):

Baker & Hostetler LLP
Key Tower, 127 Public Square, Suite 2000
Cleveland, Ohio 44114
Email: jgherlein@bakerlaw.com
Attention:    John M. Gherlein
Email:            jharrington@bakerlaw.com
Attention:    John J. Harrington

(ii)          if to a Shareholder, to the address set forth across such Shareholder’s name on Schedule I.

(iii)          if to Company to:

Protective Insurance Corporation
111 Congressional Blvd., Suite 500
Carmel, IN 46032
Email: swignall@protectiveinsurance.com
Attention: General Counsel

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West,
New York, New York 10001
Email: todd.freed@skadden.com
Attention: Todd E. Freed

Section 5.05       Interpretation.

(a)    As used in this Agreement, references to the following terms have the meanings indicated:

(i)         to the Recitals, Sections, Exhibits or Schedules are to a Recital, Section, Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)        to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(iii)       to the “date of this Agreement,” “the date hereof” and words of similar import refer to February 14, 2021; and

(iv)       to “this Agreement” includes the Exhibits and Schedules to this Agreement.

(b)   Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)      The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(d)      References to a “party” hereto means Parent, Company or a Shareholder and references to “parties” hereto means Parent, Company and the Shareholders unless the context otherwise requires.

(e)      The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f)       No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

Section 5.06       Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.07       Entire Agreement. This Agreement (and the Schedules and Exhibits attached hereto) and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof.

Section 5.08       Governing Law; Consent To Jurisdiction; Waiver Of Jury Trial.

(a)         This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Indiana, without respect to any conflicts of law principle that might require the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably and unconditionally (i) consents and submits, for itself and its property, to the exclusive personal jurisdiction of the United States District Court for the Southern District of Indiana (or, solely if the United States District Court for the Southern District of Indiana does not have subject matter jurisdiction over a particular matter, the Indiana Commercial Court located in Hamilton County, Indiana) (“Chosen Courts”), and any appellate court to which a decision of such Chosen Courts may be appealed (in which case, solely for purposes of an appeal from any decision of the Chosen Court) in connection with any Action based upon, arising out of or relating to this Agreement or the transactions contemplated hereby, including, but not limited to, the negotiation, execution or performance of this Agreement and agrees not to bring any such Action in any court other than the Chosen Courts, (ii) waives any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts, including, but not limited to, any objection based on any party’s place of incorporation, place of business or domicile, (iii) waives, to the fullest extent permitted by Law, any defense to the maintenance of any such Action in the Chosen Courts, whether based on the Chosen Courts being an inconvenient forum or otherwise and (iv) agrees that any final, non-appealable judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and waives any objection to such enforcement. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 5.04.

(b)         EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY, FOR AN ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (i) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 5.08(b). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 5.09       Amendment; Waiver.

(a)         This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of all of the parties.

(b)         At any time prior to the Effective Time, each of the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or (iii)  waive compliance with any of the covenants, agreements or conditions of the other parties set forth in this Agreement. Any such extension or waiver by a party shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 5.10       Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have an adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages would not be an adequate remedy for any such failure to perform or breach. The parties accordingly agree that, without posting a bond or other undertaking, the parties (or any of them) shall be entitled to injunctive or other equitable relief to prevent a breach or breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in addition to and without precluding or otherwise rendering unavailable any other remedy to which they are or could be entitled at law or in equity. In the event that any party hereto brings any Action to prevent a breach or breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, no party may allege or argue that there is an adequate remedy at law and each party hereto waives any defense or counterclaim in this regard. The parties further agree that (a) by seeking any remedy provided for in this Section 5.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement and (b) nothing contained in this Section 5.10 shall require any party to institute any action for (or limit any party’s right to institute any action for) specific performance under this Section 5.10 before exercising any other right under this Agreement.

Section 5.11       Severability. If any term, provision, covenant or restriction of this Agreement is held by the Chosen Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.12       Successors And Assigns; Third Party Beneficiaries. Other than to a transferee pursuant to a Permitted Transfer (which, for the avoidance of doubt, will not relieve such Shareholder of its obligations hereunder), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 5.13       Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

THE PROGRESSIVE CORPORATION

By:	/s/ Daniel P. Mascaro
Name:	Daniel P. Mascaro
Title:	Vice President & Secretary

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

PROTECTIVE INSURANCE CORPORATION

By:	/s/ Jeremy D. Edgecliffe-Johnson
Name:	Jeremy D. Edgecliffe-Johnson
Title:	Chief Executive Officer

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

SHAPIRO FAMILY INVESTMENT PARTNERSHIP – NATHAN SHARE

By:	/s/ Stephen Gray
Name:	Stephen Gray, not individually, but
solely as Trustee of each of its
general partners
Title:	Trustee of each of its general partners

NATHAN SHAPIRO REVOCABLE TRUST DATED 10/7/87

By:	/s/ Lesley Beider Stillman
Name:	Lesley Beider Stillman, not
individually, but solely as
Co-Trustee
Title:	Co-Trustee

By:	/s/ Randy Shapiro
Name:	Randy Shapiro, not individually,
but solely as Co-Trustee
Title:	Co-Trustee

By:	/s/ Daniel Shapiro
Name:	Daniel Shapiro, not individually,
but solely as Co-Trustee
Title:	Co-Trustee

By:	/s/ Steven A. Shapiro
Name:	Steven A. Shapiro, not individually,
but solely as Co-Trustee
Title:	Co-Trustee

NS (FLORIDA) ASSOCIATES INC.

By:	/s/ Nathan Shapiro
Name:	Nathan Shapiro
Title:	Director and President

 [SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

/s/ Daniel Shapiro
Daniel Shapiro

/s/ Emily Rita Shapiro
Emily Rita Shapiro

STEVEN A. SHAPIRO C/F JACKSON HENRY SHAPIRO UGTMAIL

By:	/s/ Steven A. Shapiro
Name:	Steven A. Shapiro

STEVE SHAPIRO C/F JORDYN REESE SHAPIRO UTMA/IL

By:	/s/ Steven A. Shapiro
Name:	Steven A. Shapiro

NEW HORIZON (FLORIDA) ENTERPRISES INC.

By:	/s/ Nathan Shapiro
Name:	Nathan Shapiro
Title:	Director and President

DANIEL M. SHAPIRO C/F NICK E. SHAPIRO UTMA/IL

By:	/s/ Daniel Shapiro
Name:	Daniel Shapiro

/s/ Steven A. Shapiro
Steven A. Shapiro

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

ILLINOIS DIVERSIFIED COMPANY, LLC

By:	/s/ Steven A. Shapiro
Name:	Steven A. Shapiro
Title:	Manager

By:	/s/ Daniel Shapiro
Name:	Daniel Shapiro
Title:	Manager

NORTON SHAPIRO REVOCABLE TRUST

By:	/s/ Richard Horwood
Name:	Richard Horwood
Title:	Trustee

NORTON SHAPIRO 2008 TRUST

By:	/s/ Richard Horwood
Name:	Richard Horwood
Title:	Co-Trustee

By:	/s/ Cheryl Kreiter
Name:	Cheryl Kreiter
Title:	Co-Trustee

NORTON SHAPIRO FAMILY LLC

By:	NS Family Trust #1
Its:	Manager

By:	/s/ Richard Horwood
Name:	Richard Horwood, not individually,
but solely as Trustee of the NS
Family Trust #1
Title:	Trustee

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

NSF INVESTMENT PARTNERSHIP

By:	/s/ Richard Horwood
Name:	Richard Horwood, not individually,
but solely as Trustee of each of its general partners
Title:	Trustee of each of its general partners

/s/ Nathan Shapiro
Nathan Shapiro

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

Schedule I

Shareholder	Address for Notices
Shapiro Family Investment Partnership – Nathan Share, an Illinois general partnership	Shapiro Family Investment Partnership - Nathan Share c/o SF Investments, Inc. 799 Central Ave., # 350 Highland Park, IL 60035 Attn: Steven Shapiro and DeeDee Silverstein
Nathan Shapiro Revocable Trust Dated 10/7/87	Nathan Shapiro Revocable Trust Dated 10/7/87 c/o SF Investments, Inc. 799 Central Ave., # 350 Highland Park, IL 60035 Attn: Steven Shapiro and DeeDee Silverstein
NS (Florida) Associates Inc., a Florida corporation	NS (Florida) Associates Inc. c/o SF Investments, Inc. 799 Central Ave., # 350 Highland Park, IL 60035 Attn: Steven Shapiro and DeeDee Silverstein
Daniel Shapiro	Daniel Shapiro c/o SF Investments, Inc. 799 Central Ave., # 350 Highland Park, IL 60035 Attn: Steven Shapiro and DeeDee Silverstein
Emily Rita Shapiro	Emily Rita Shapiro c/o SF Investments, Inc. 799 Central Ave., # 350 Highland Park, IL 60035 Attn: Steven Shapiro and DeeDee Silverstein
Steven A. Shapiro C/F Jackson Henry Shapiro UGTMAIL	Steven A. Shapiro C/F Jackson Henry Shapiro UGTMAIL c/o SF Investments, Inc. 799 Central Ave., # 350 Highland Park, IL 60035 Attn: Steven Shapiro and DeeDee Silverstein

Shareholder	Address for Notices
Steve Shapiro C/F Jordyn Reese Shapiro UTMA/IL	Steve Shapiro C/F Jordyn Reese Shapiro UTMA/IL c/o SF Investments, Inc. 799 Central Ave., # 350 Highland Park, IL 60035 Attn: Steven Shapiro and DeeDee Silverstein
New Horizon (Florida) Enterprises Inc., a Florida corporation	New Horizon (Florida) Enterprises Inc. c/o SF Investments, Inc. 799 Central Ave., # 350 Highland Park, IL 60035 Attn: Steven Shapiro and DeeDee Silverstein
Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL	Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL c/o SF Investments, Inc. 799 Central Ave., # 350 Highland Park, IL 60035 Attn: Steven Shapiro and DeeDee Silverstein
Steven A. Shapiro	Steven A. Shapiro c/o SF Investments, Inc. 799 Central Ave., # 350 Highland Park, IL 60035 Attn: Steven Shapiro and DeeDee Silverstein
Illinois Diversified Company, LLC, an Illinois limited liability company	Illinois Diversified Company, LLC c/o SF Investments, Inc. 799 Central Ave., # 350 Highland Park, IL 60035 Attn: Steven Shapiro and DeeDee Silverstein
Norton Shapiro Revocable Trust	Norton Shapiro Revocable Trust c/o Horwood Marcus & Berk 500 W. Madison St., #3700 Chicago, IL 60661 Attn: Richard Horwood

Shareholder	Address for Notices
Norton Shapiro 2008 Trust

Norton Shapiro 2008 Trust

c/o Horwood Marcus & Berk

500 W. Madison St., #3700

Chicago, IL 60661

Attn: Richard Horwood

and

Norton Shapiro 2008 Trust

c/o Cheryl Kreiter

1615. N. Wolcott, #401

Chicago, IL 60622

Norton Shapiro Family LLC, an Illinois limited liability company	Norton Shapiro Family LLC c/o Horwood Marcus & Berk 500 W. Madison St., #3700 Chicago, IL 60661 Attn: Richard Horwood
NSF Investment Partnership, an Illinois general partnership	NSF Investment Partnership c/o Horwood Marcus & Berk 500 W. Madison St., #3700 Chicago, IL 60661 Attn: Richard Horwood
Nathan Shapiro	Nathan Shapiro c/o SF Investments, Inc. 799 Central Ave., # 350 Highland Park, IL 60035

Schedule II

Prior to the termination of this Agreement, each Shareholder agrees that it shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) take or encourage any third party to take any action, including filing any claim, action, suit or proceeding in a court of applicable jurisdiction seeking a judicial order, to demand or cause an annual meeting of the Company’s shareholders to be held or (ii) in the event that the Company holds an annual meeting of the Company’s shareholders prior to the termination of this Agreement, nominate any director candidate for election at such meeting or solicit proxies in support of any nominee for election at such meeting (notwithstanding any advance notice of any such nominations that may have been provided).

Exhibit A

OWNERSHIP OF EXISTING SHAREHOLDER SHARES

Beneficial Owner	Number of Existing Shareholder Shares	Direct Beneficial Ownership
Shapiro Family Investment Partnership – Nathan Share, an Illinois general partnership	128,410 Class A Shares	128,410 Class A Shares
Nathan Shapiro Revocable Trust Dated 10/7/87	274,166 Class A Shares	274,166 Class A Shares
NS (Florida) Associates Inc., a Florida corporation	173,062 Class A Shares	173,062 Class A Shares
Daniel Shapiro	295,608 Class A Shares	37 Class A Shares
Emily Rita Shapiro	30 Class A Shares	30 Class A Shares
Steven A. Shapiro C/F Jackson Henry Shapiro UGTMAIL	30 Class A Shares	30 Class A Shares
Steve Shapiro C/F Jordyn Reese Shapiro UTMA/IL	10 Class A Shares	10 Class A Shares
New Horizon (Florida) Enterprises Inc., a Florida corporation	44,859 Class A Shares	44,859 Class A Shares
Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL	30 Class A Shares	30 Class A Shares
Steven A. Shapiro	317,916 Class A Shares	22,335 Class A Shares
Illinois Diversified Company, LLC, an Illinois limited liability company	21,375 Class A Shares	21,375 Class A Shares
Norton Shapiro Revocable Trust	3,277 Class A Shares	3,277 Class A Shares
Norton Shapiro 2008 Trust	116,019 Class A Shares	116,019 Class A Shares
Norton Shapiro Family LLC, an Illinois limited liability company	7,500 Class A Shares	7,500 Class A Shares
NSF Investment Partnership, an Illinois general partnership	128,424 Class A Shares	128,424 Class A Shares
Nathan Shapiro	217,921 Class A Shares	0 Class A Shares
TOTAL		919,564 Class A Shares